SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 9, 1998

                                    FCNB Corp

             (Exact name of registrant as specified in its charter)


         Maryland                                    0-                                 52-1479635
(State or other jurisdiction           (Commission file number)       (IRS Employer Identification Number)
    of incorporation)


                   7200 FCNB Court, Frederick, Maryland 21703
               (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  301-662-2191




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Item 5. Other Events.
---------------------

          On June 9, 1998 FCNB Corp, Frederick, Maryland ("FCNB"), announced that it had delayed the pricing and sale of 1,400,000 Trust Preferred Securities (the "Preferred Securities") proposed to be issued by FCNB Capital Trust, a Delaware business trust organized by FCNB for the purpose of issuing the Preferred Securities. The pricing and sale were delayed in order to accommodate pending negotiations for the acquisition by FCNB of another financial institution in a stock for stock transaction. The proposed transaction is subject to the negotiation and execution of a definitive agreement.

         The institution proposed to be acquired has total assets of less than 20% of FCNB's total assets as of March 31, 1998. It is anticipated that the transaction would be accounted for as a pooling of interests. The terms of the agreement remain subject to negotiation and the currently proposed terms may differ from the terms ultimately agreed upon. However, based upon the currently proposed terms, FCNB anticipates that the transaction would not have an adverse effect on the earnings or cash flows of FCNB, and would not adversely impact the ability of FCNB to service its debt obligations, including those which would arise in connection with the Preferred Securities offering.

         There can be no assurance that FCNB will be able to negotiate a definitive agreement for the proposed transaction, or if the transaction is consummated, that it will ultimately increase the earnings, earnings per share, cash flows, book value or share price of FCNB.



Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
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(a)  Financial Statements of Business Acquired.  Not applicable.

(b)  Pro Forma Financial Information.  Not Applicable.

(c)  Exhibits.  None.



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                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               FCNB CORP

                                               By:   /s/ A. Patrick Linton
                                                    ----------------------------
                                                    A. Patrick Linton, President

Dated:  June 9, 1998